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    Exhibit 23(b) - Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 12, 2001, in the Registration Statement (Form S-2 No. 333-57212) and related Prospectus of Golden American Life Insurance Company for the registration of the $500,000,000 interest in Golden American Life Insurance Company Guaranteed Account.

We also consent to the incorporation by reference therein of our report dated March 12, 2001, with respect to the consolidated financial statements and schedules of Golden American Life Insurance Company for the years ended December 31, 2000, 1999 and 1998 included in its Annual Report (Form 10-K) for 2000 filed with the Securities and Exchange Commission.

                                                    /s/ Ernst & Young LLP

Atlanta, Georgia
June 28, 2001